Exhibit 5.1

Jaime L. Chase

+1 202 728-7096

jchase@cooley.com

December 15, 2025

Ovid Therapeutics Inc.

441 Ninth Avenue, 14th Floor

New York, New York 10001

Ladies and Gentlemen:

We have acted as counsel to Ovid Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale by the selling stockholders identified therein (the “Selling Stockholders”) of up to 125,064,325 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 57,722,0000 shares of Common Stock (the “Common Shares”) that are currently outstanding and (ii) up to 67,342,325 shares of Common Stock (the “Warrant Shares”) consisting of (a) 38,481,325 shares of Common Stock issuable upon the exercise of Series A Warrants (the “Series A Warrants”) or in lieu thereof pre-funded warrants to purchase an equivalent number of shares of Common Stock and (b) 28,861,000 shares of Common Stock issuable upon the exercise of Series B Warrants (together with the Series A Warrants, the “Warrants”) or in lieu thereof pre-funded warrants to purchase an equivalent number of shares of Common Stock. The Shares and the Warrants were issued pursuant to a Securities Purchase Agreement, dated October 2, 2025 by and between the Company and the Selling Stockholders (the “Agreement”). The pre-funded warrants issuable upon exercise of the Warrants are referred to as the “Pre-Funded Warrants”), and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are referred to as the “Pre-Funded Warrant Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Agreement, the Warrants and such other documents, records, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

Ovid Therapeutics Inc.

December 15, 2025

Page Two

With regard to our opinion as to the Warrant Shares and the Pre-Funded Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants or the Pre-Funded Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration paid upon exercise of the Warrants or the Pre-Funded Warrants is below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Common Shares are validly issued, fully paid and nonassessable and (ii) the Warrant Shares and Pre-Funded Warrant Shares issuable upon exercise of the Warrants or the Pre-Funded Warrants, in each case when issued in accordance with the terms of the Warrants or the Pre-Funded Warrants will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Jaime L. Chase
Jaime L. Chase

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com